Exhibit 99.1



                  Investor Relations Contact:        Public Relations Contact:
                  Meredith Mendola                   Roberta Carlton
                  781-370-6151                       781-370-5479
                  mmendola@ptc.com                   rcarlton@ptc.com



                 PTC Reports Fiscal 2003 Second Quarter Results

              - Revenue and EPS in line with Preliminary Results -


NEEDHAM, Mass., April 16, 2003 - PTC (Nasdaq: PMTC), the product development company(TM), today reported revenue totaling $171.0 million for the second quarter ended March 29, 2003, compared with $179.9 million for the same period last year. Net loss for the second quarter was $15.2 million, or $0.06 per diluted share, compared to net loss of $18.5 million, or $0.07 per diluted share, for the year-ago period. The second quarter 2003 revenue and EPS were in line with PTC's financial update on April 3, 2003.

Total design solutions revenue for the second quarter was $128.5 million, which was flat sequentially. Design solutions license revenue was up 12% sequentially at $40.1 million, a result of stronger sales in North America and Asia. Design solutions license revenue from our VAR channel increased 23% year-over-year and 8% sequentially. Design solutions sales included orders from Harris Corporation, Inventec Corporation and Toyota Motor Corporation.

Total Windchill revenue in the second quarter was $42.5 million, down 2% sequentially. Windchill license revenue declined 4% sequentially at $15.2 million. Windchill Link solutions continued to contribute an increasing percentage of overall Windchill license revenue, consistent with our strategy to emphasize pre-configured, integrated solutions that drive rapid return-on-investment for customers. Windchill Link solutions license revenue grew 49% sequentially and represented 62% of overall Windchill license revenue. Windchill sales included orders from British Telecom, United Defense Limited Partnership Armament Systems Division and Unisys Corporation.

"As we have stated in the past, our ability to deliver industry-leading products coupled with our domain expertise in product development is a key source of competitive advantage," said C. Richard Harrison, president and chief executive officer of PTC. "We reached a significant milestone this quarter by creating an unrivaled core offering called the product development system. This powerful combination of Pro/ENGINEER Wildfire and the Windchill Link solutions is already generating excitement with customers and we believe this offering will help position PTC for future growth. Nonetheless, near-term revenue growth at PTC is somewhat dependent on improved economic outlook and customer spending. As a result, we expect our revenue to be approximately $170 million for the third quarter of fiscal 2003."

As previously announced, PTC has begun cost reduction efforts. As the company enters its next fiscal year in October 2003, PTC expects to have reduced its operating cost structure to approximately $160 million per quarter. Achieving this reduction to our operating cost structure will result in an aggregate restructuring charge of $25 million to $35 million to be taken as the reductions are made.

The Company will provide detailed financial information and an outlook update on its second quarter results conference call and live webcast on April 16, 2003 at 10 a.m. ET. This earnings press release and accompanying financial and operating statistics will be accessible prior to the conference call and webcast on the Company's web site at www.ptc.com/for/investors.htm. In addition, the live webcast may be accessed at the same Web address. To access the live call, please dial 877-917-3410 (in the U.S.), and +1-712-257-3640 (international). Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on April 21, 2003. To access the replay via Webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 402-998-1030.

The Company's unaudited consolidated statement of operations, the unaudited condensed consolidated balance sheet, and the unaudited condensed consolidated statement of cash flows for the second quarter are attached.

About PTC
PTC (Nasdaq: PMTC) develops, markets, and supports software solutions that help manufacturers win with superior products. PTC is the world's largest software company with a total commitment to product development and product lifecycle management (PLM). The Company services more than 35,000 customers worldwide. Further information on PTC is available at http://www.ptc.com.

Except for the historical information contained herein, matters discussed in this news release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include: the success of our product development and integration initiatives; the success of our distribution initiatives, including our VAR channel program; the growth of the PLM market and acceptance of our Windchill software and solutions; our ability to compete successfully in the MCAD industry and stabilize our MCAD license revenue; the acceptance of Pro/ENGINEER Wildfire and our Windchill Link Solutions, both as stand-alone products and as an integrated product development system; the execution of our cost reduction initiatives; and the effects of a weak IT spending environment which has impacted the overall demand for software and related services; as well as other risks and uncertainties detailed from time to time in reports filed by PTC with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q.

PTC, the product development company, Pro/ENGINEER Wildfire, Windchill, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies and products referenced herein have trademarks or registered trademarks of their respective holders.

                                      # # #

                        PARAMETRIC TECHNOLOGY CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)


                              Three Months Ended           Six Months Ended
                            March 29,     March 30,      March 29,     March 30,
                              2003          2002           2003          2002
                      ----------------------------------------------------------
                                         Restated                     Restated
                                          Note 1                       Note 1

Revenue:
  License                  $ 55,284       $ 57,007      $106,761       $121,350
  Service                   115,742        122,906       236,232        253,982
                      ----------------------------------------------------------
Total revenue               171,026        179,913       342,993        375,332
                      ----------------------------------------------------------

Costs and expenses:
  Cost of license revenue     1,978          4,047         4,623          8,411
  Cost of service revenue    50,694         51,865        99,324        103,466
  Sales and marketing        77,629         84,588       159,072        169,099
  Research and development   31,942         35,572        63,842         70,261
  General and administrative 16,654         16,833        32,177         32,203
  Amortization of goodwill
  and other intangible assets 1,460          9,034         2,941         18,199
  Restructuring charge          -              -             -            6,089
                      ----------------------------------------------------------
Total costs and expenses    180,357        201,939       361,979        407,728
                      ----------------------------------------------------------

Operating loss               (9,331)       (22,026)      (18,986)       (32,396)
  Other expense, net           (887)          (952)       (1,452)          (697)
                      ----------------------------------------------------------
Loss before income taxes    (10,218)       (22,978)      (20,438)       (33,093)
 Provision for (benefit from)
 income taxes                 4,951         (4,510)        6,121         (8,585)
                      ----------------------------------------------------------
Net loss                   $(15,169)      $ 18,468)     $(26,559)      $(24,508)
                      ==========================================================

Loss per share:
   Basic                   $  (0.06)      $  (0.07)     $  (0.10)      $  (0.09)
   Diluted                 $  (0.06)      $  (0.07)     $  (0.10)      $  (0.09)
    Weighted average
    shares outstanding      263,796        260,529       263,193        260,440

                             PARAMETRIC TECHNOLOGY CORPORATION
                      UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                       (in thousands)


                                              March 29,     September 30,
                                                2003            2002
                                          ---------------------------------

ASSETS


Cash and investments                         $ 205,537       $ 210,414
Accounts receivable, net                       161,849         157,522
Property and equipment, net                     81,253          86,535
Goodwill and other intangibles, net             52,245          54,303
Other assets                                   145,786         166,185

                                           ---------------------------------
Total assets                                 $ 646,670       $ 674,959
                                           =================================

LIABILITIES AND STOCKHOLDERS' EQUITY


Total liabilities                            $ 181,249       $ 187,728
Deferred revenue                               198,650         197,303
Stockholders' equity                           266,771         289,928

                                           ---------------------------------
Total liabilities and stockholders' equity   $ 646,670       $ 674,959
                                           =================================

                        PARAMETRIC TECHNOLOGY CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)


                        Three Months Ended             Six Months Ended
                    ------------------------------------------------------------
                      March 29,      March 30,      March 29,      March 30,
                        2003           2002           2003           2002
                    ------------------------------------------------------------
                                     Restated                      Restated
                                      Note 1                        Note 1

 Cash flows from
 operating activities:
    Net loss           $(15,169)     $(18,468)       $(26,559)      $(24,508)
    Depreciation
    and amortization     10,400        18,301          21,235         36,643
    Changes in assets
    and liabilities       1,202       (25,198)         11,232        (43,059)
                    ------------------------------------------------------------
 Net operating cash flow (3,567)      (25,365)          5,908        (30,924)

 Capital expenditures    (8,442)       (9,747)        (13,285)       (20,253)

 Net financing activities 3,905         4,646           3,905            (83)

 Foreign exchange and
 other                   (1,640)         (999)         (1,405)        (1,583)

                    ------------------------------------------------------------
 Net change in cash
 and investments         (9,744)      (31,465)         (4,877)       (52,843)

 Cash and investments,
 beginning of period    215,281       227,720         210,414        249,098
                    ------------------------------------------------------------
 Cash and investments,
 end of period         $205,537      $196,255        $205,537       $196,255
                    ============================================================



Note 1: These unaudited consolidated financial statements for the three and six months ended March 30, 2002 reflect the restatement of maintenance revenues as previously reported in our 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 28, 2003.